AMENDMENT NO. 2 TO THE
FIFTH AMENDED AND RESTATED BYLAWS OF
HARTE HANKS, INC.

Section 1.8 of the Fifth Amended and Restated Bylaws of Harte Hanks, Inc. is hereby amended and restated in its entirety as follows:

“Section 1.8 Proxies and Voting. At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy. Such a proxy may be prepared, transmitted and delivered in any manner established for the meeting and permitted by law.

Each stockholder shall have one vote for every share of stock entitled to vote which is registered in his or her name on the record date for the meeting, except as otherwise provided herein or required by law.

All voting, including on the election of directors but excepting where otherwise required by law, may be by a voice vote; provided, however, that upon demand therefore by a stockholder entitled to vote or his or her proxy, a stock vote shall be taken. Every stock vote shall be taken by ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting and, if authorized by the Board, the ballot may be submitted by electronic transmission in the manner provided by law. Every vote taken by ballots shall be counted by an inspector or inspectors.

Subject to the terms of any one or more classes or series of preferred stock of the Corporation, (i) a nominee for director shall be elected to the Board of Directors if such nominee receives a Majority of Votes Cast (as defined below) in an election that is not a Contested Election (as defined below) and (ii) a nominee for director shall be elected to the Board of Directors if such nominee receives a plurality of the votes cast in an election that is a Contested Election.

Subject to the terms of any one or more classes or series of preferred stock of the Corporation, in order for any incumbent director to become a nominee of the Board of Directors for further service on the Board of Directors, such person must submit an irrevocable resignation, which resignation shall become effective upon (i) that person not receiving a Majority of Votes Cast in an election that is not a Contested Election (an “Unsuccessful Incumbent”), and (ii) acceptance by the Board of Directors of that resignation in accordance with the policies and procedures adopted by the Board of Directors for such purpose. The Board of Directors, acting on the recommendation of the Nominating and Corporate Governance Committee, shall no later than 90 days following certification of the shareholder vote, determine whether to accept the resignation of an Unsuccessful Incumbent. The Nominating and Corporate Governance Committee, in making its recommendation, and the Board of Directors, in acting on such recommendation, may consider any factors or other information that they determine to be appropriate and relevant. Absent a determination by the Board of Directors that a compelling reason exists for concluding that it is in the best interests of the Corporation for an Unsuccessful Incumbent to remain as a director, the Board of Directors shall accept that person’s resignation. If the Board of Directors determines to accept the resignation of

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an unsuccessful incumbent, the Nominating and Corporate Governance Committee shall promptly recommend a candidate to the Board of Directors to fill the directorship formerly held by the Unsuccessful Incumbent.

For purposes of this Section 1.8:

(i) A “Majority of Votes Cast” means that the number of votes “for” a director’s election must exceed fifty percent (50%) of the votes cast with respect to that director’s election. Votes “against” a director’s election will count as a vote cast, but “abstentions” and “broker non-votes” will not count as a vote cast with respect to that director’s election.

(ii) A “Contested Election” means an election of directors in respect of which, as of the last date by which stockholders may submit notice to nominate a person for election as a director pursuant to Section 1.4 of these By-Laws, the number of nominees for any election of directors exceeds the number of directors to be elected.

Subject to the terms of any one or more classes or series of preferred stock of the Corporation and except as otherwise may be required by law, all other matters shall be determined by a majority of the votes cast. Where a separate vote by class is required, unless otherwise prescribed by law, the affirmative vote of a majority of the shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class.

Adopted July 17, 2019

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